Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2012

NEWS CORPORATION REPORTS THIRD QUARTER EARNINGS PER

SHARE OF $0.38; GROWTH OF 58% OVER PRIOR YEAR QUARTER

TOTAL SEGMENT OPERATING INCOME GROWS 23% TO $1.3 BILLION ON

REVENUES OF $8.4 BILLION

SHARE REPURCHASE AUTHORIZATION INCREASES BY $5 BILLION TO

$10 BILLION

NEW YORK, NY, May 9, 2012 – News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported third quarter revenue of $8.40 billion, a 2% increase over the $8.26 billion of revenue reported a year ago. The quarterly revenue increase was led by double-digit growth at the Company’s Cable Network Programming and Filmed Entertainment segments, partially offset by declines primarily at the Company’s Television segment due to the absence of revenues generated from the broadcast of the National Football League Super Bowl in the prior year.

The Company reported third quarter total segment operating income(1) of $1.31 billion, a 23% increase over the $1.06 billion of total segment operating income reported a year ago. This improvement was led by a $111 million or 15% increase at the Cable Network Programming segment. The current quarter results include a $63 million charge ($0.02 per share) related to the costs of the ongoing investigations initiated upon the closure of The News of the World. The prior year results include a $125 million charge ($0.03 per share) at the Company’s integrated marketing services business related to the settlement of litigation. Excluding these charges from both years, respectively, this year’s third quarter adjusted total segment operating income of $1.38 billion increased $187 million or 16% from $1.19 billion in the prior year.

The Company reported third quarter net income of $937 million ($0.38 per share), as compared to net income of $639 million ($0.24 per share) reported a year ago. This year’s third quarter results include a $111 million pre-tax gain from the Company’s participation in British Sky Broadcasting’s (“BSkyB”) share repurchase program, which is reflected in Equity earnings of affiliates, as well as $27 million of pre-tax income in Other, net, principally reflecting a gain on the sale of the Company’s stake in Hathway Cable. These gains were partially offset by a $27 million pre-tax Impairment and restructuring charge primarily related to the international newspaper operations. Excluding the net income effects of these items, the charge related to the investigations in the U.K., and comparable items in the prior year, third quarter adjusted earnings per share(2) this year are $0.37 compared with the adjusted year-ago result of $0.26.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“Once again News Corporation showed strong operational momentum in the quarter, driven by significant growth at our Cable Network Programming and Filmed Entertainment segments. With our disciplined approach to monetizing our brands, I believe we are better situated than ever to capitalize on the increasing global demand for our superior content.

(1)	Total segment operating income is a non-GAAP financial measure. See page 11 for a description of total segment operating income and for a reconciliation of total segment operating income to income before income tax expense.
(2)	See page 14 for a reconciliation of reported net income and earnings per share to adjusted net income and adjusted earnings per share.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2012

“Beyond the ongoing growth of our core businesses, I am very pleased with the Company’s progress as we execute upon other elements of our strategy to produce sustained, meaningful value for shareholders. We continue to pursue our share buyback program, repurchasing nearly $4 billion worth of stock over the last nine months and have just increased the authorization for future buyback purchases by $5 billion. In addition, we continue to opportunistically address non-core assets, as demonstrated by the announced sales of our ownership stakes in Hathway Cable and NDS in the quarter. I am confident in the execution of our strategy which will continue to drive growth, create value for our shareholders and ensure the long-term strength of the Company.”

REVIEW OF SEGMENT OPERATING RESULTS

Total Segment Operating Income (Loss)	3 Months Ended March 31,		9 Months Ended March 31,
	2012	2011	2012	2011
	US $ Millions
Cable Network Programming	$846	$735	$2,503	$2,129
Filmed Entertainment	272	248	1,012	717
Television	171	192	493	448
Direct Broadcast Satellite Television	40	17	165	87
Publishing	130	36	458	594
Other	(147)	(165)	(437)	(477)

Total Segment Operating Income*	$1,312	$1,063	$4,194	$3,498

*	The three and nine months ended March 31, 2012 include $63 million and $167 million of charges, respectively, related to the ongoing investigations initiated upon the closure of The News of the World. Excluding these charges, total segment operating income is $1,375 million and $4,361 million in the three and nine months ended March 31, 2012, respectively.

The three and nine months ended March 31, 2011 include a litigation settlement charge of $125 million. Excluding this charge, total segment operating income is $1,188 million and $3,623 million in the three and nine months ended March 31, 2011, respectively.

Cable Network Programming

Cable Network Programming reported third quarter segment operating income of $846 million, a $111 million or 15% increase over the third quarter a year ago, driven by a 16% increase in revenue, partially offset by a 17% increase in expenses. Operating income contributions from the domestic channels increased 17%, underpinned by double-digit growth at the Regional Sports Networks (“RSNs”), FX Network and FOX News. The Company’s international cable channels grew earnings 9%, led by a double-digit increase at the Fox International Channels resulting from strong growth in Latin America and Asia. Contributions from STAR in India were essentially in line with the prior year, as higher revenues were offset by increased programming costs, including those from new channel launches.

Affiliate revenue growth of 15% at the domestic cable channels for the third quarter primarily reflects higher rates at all domestic networks, led by growth at the RSNs and FOX News. International cable channels’ affiliate revenues increased 31% over the year-ago quarter. Approximately half of this international increase was driven by organic growth at the Fox International Channels in Latin America and Asia, with the remaining portion of the international affiliate revenue growth attributable to the consolidation of the Fox Pan American Sports network.

Advertising revenue at the domestic cable channels grew 10% in the third quarter of fiscal 2012 over the prior year period, reflecting growth at nearly all domestic networks led by double-digit growth at FOX News and the National Geographic Channels. The international cable channels’ advertising revenue grew 7% over the prior year, primarily due to improving advertising markets and viewership trends, led by particular strength at the Fox International Channels in Latin America and Asia.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2012

Expenses at Cable Network Programming grew 17% in the third quarter of fiscal 2012 over the prior year period, due to increased programming costs reflecting the timing of games resulting from the NBA lockout and rights fees for the launch of the Ultimate Fighting Championship, as well as increased expenses associated with the consolidation of the Fox Pan American Sports network and the launch of the new sports network in Brazil.

Filmed Entertainment

Filmed Entertainment reported third quarter segment operating income of $272 million, a $24 million increase over the $248 million reported in the same period a year ago. This year’s third quarter results included the worldwide theatrical and domestic home entertainment performances of Alvin and the Chipmunks: Chipwrecked and The Descendants, the worldwide home entertainment performance of Rise of the Planet of the Apes and the pay television performance of Rio. Prior year third quarter film results included the worldwide home entertainment releases of The A-Team, Knight and Day and Unstoppable. The third quarter also benefitted from increased operating profit at the television production studios, reflecting higher digital distribution revenues, an increase in license fees for How I Met Your Mother and an increase in syndication revenue for Family Guy.

Television

Television reported third quarter segment operating income of $171 million, a decrease of $21 million versus the same period a year ago. The decline principally reflects the absence of advertising revenues and operating profit generated from the broadcast of the National Football League Super Bowl XLV in the prior year quarter. This decline was partially offset by a doubling of retransmission consent revenues. Excluding the absence of the Super Bowl, advertising revenues at the television stations and broadcast network were essentially in line with amounts reported in the prior year as higher national advertising pricing was offset by lower ratings, driven by declines at American Idol, now in its eleventh season.

Direct Broadcast Satellite Television

SKY Italia reported third quarter segment operating income of $40 million, an improvement of $23 million versus the $17 million reported a year ago. Local currency revenues increased 4%, primarily related to increased advertising and subscription revenues. SKY Italia’s quarter-end subscriber base declined to 4.94 million due to the net reduction of approximately 86,000 subscribers during the quarter, reflecting the continued challenging economic environment in Italy.

Publishing

Publishing reported third quarter segment operating income of $130 million, a $94 million increase compared to the $36 million reported a year ago due to the prior year’s $125 million litigation settlement charge at the integrated marketing services business. Excluding this charge, segment operating income decreased $31 million from last year’s third quarter driven by local currency advertising revenue declines at the Australian and U.K. newspapers, as well as the absence of contributions from the closure of The News of the World in the U.K. The decline was partially offset by improved contributions from Dow Jones, HarperCollins and the integrated marketing services business.

Other

The Other segment reported a third quarter operating loss of $147 million, which is an $18 million improvement over the prior year. This improvement was due primarily to the absence of results from disposed businesses, including Myspace, partially offset by the inclusion of a $63 million charge related to the costs of the ongoing investigations initiated upon the closure of The News of the World.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2012

OTHER ITEMS

NDS Group plc (“NDS”)

On March 15, 2012, the Company and funds advised by Permira Advisers LLP announced that they have signed an agreement to sell NDS to Cisco Systems Inc. for approximately $5 billion, including the assumption of debt. The transaction is subject to customary closing conditions, including regulatory review in the U.S. and elsewhere, and is expected to close during the second half of calendar year 2012.

Share repurchases

On July 12, 2011, News Corporation announced that its Board of Directors approved a stock repurchase program which increased the approximately $1.8 billion remaining under the Company’s prior program to $5 billion. Through May 8, 2012, the Company has purchased approximately $3.9 billion of Class A common stock under the program, at an average price of $17.51 per share.

News Corporation announced today that its Board of Directors approved a $5 billion increase to the current stock repurchase program authorization bringing the total authorization to $10 billion in aggregate. This authorization provides for repurchases of Class A common stock and increases the approximately $1.1 billion remaining under the Company’s current program to $6.1 billion. News Corporation is targeting to acquire the additional $5 billion of Class A common stock from time to time by June 30, 2013. Repurchases under the program may be made through open market purchases or privately negotiated transactions in accordance with applicable federal securities laws. The timing of such transactions and class of shares purchased depends on a variety of factors, including market conditions and blackout periods. The share repurchase program does not obligate the Company to repurchase any dollar amount or number of shares of its common stock, and the program may be extended, modified, suspended or discontinued at any time.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2012

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES

Third quarter net earnings from affiliates were $204 million versus $111 million in the same period a year ago. The increased contributions from affiliates are primarily due to improved results from BSkyB, including the Company’s $111 million pre-tax gain related to the Company’s participation in BSkyB’s share repurchase program. The prior year third quarter results included an $87 million pre-tax gain related to NDS’ sale of its Open Bet business and the write-off of deferred financing costs from its debt restructuring.

The Company’s share of equity earnings (losses) of affiliates is as follows:

			3 Months Ended		9 Months Ended
			March 31,		March 31,
	% Owned		2012	2011	2012	2011
			US $ Millions
BSkyB	39	%(1)	$262	$108	$577	$354
Other affiliates	Various	(2)	(58)	3	(110)	(82)

Total equity earnings of affiliates			$204	$111	$467	$272

(1)	Please refer to BSkyB’s earnings releases for further detailed information.
(2)	Primarily comprised of Sky Deutschland, NDS, Australian and STAR equity affiliates.

Foreign Exchange Rates

Average foreign exchange rates used in the quarter-to-date profit results are as follows:

	3 Months Ended March 31,
	2012	2011
Australian Dollar/U.S. Dollar	1.06	0.96
U.K. Pounds Sterling/U.S. Dollar	1.57	1.58
Euro/U.S. Dollar	1.31	1.33

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2012

To receive a copy of this press release through the Internet, access News Corporation’s corporate Web site located at http://www.newscorp.com.

Audio from News Corporation’s conference call with analysts on the third quarter results can be heard live on the Internet at 4:30 p.m. Eastern Daylight Time today. To listen to the call, visit http://www.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Julie Henderson, Press Inquiries
212-852-7092 Joe Dorrego, Investor Relations 212-852-7856	212-852-7070

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2012

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended March 31,		9 Months Ended March 31,
	2012	2011	2012	2011
	US $ Millions (except share related amounts)

Revenues	$8,402	$8,256	$25,336	$24,443

Operating expenses	(5,216)	(5,322)	(15,552)	(15,470)
Selling, general and administrative expenses	(1,580)	(1,588)	(4,721)	(4,638)
Depreciation and amortization	(294)	(283)	(869)	(837)
Impairment and restructuring charges	(27)	(3)	(154)	(285)
Equity earnings of affiliates	204	111	467	272
Interest expense, net	(258)	(244)	(773)	(706)
Interest income	26	31	91	85
Other, net	27	(19)	22	(41)

Income before income tax expense	1,284	939	3,847	2,823
Income tax expense	(281)	(257)	(931)	(657)

Net income	1,003	682	2,916	2,166
Less: Net income attributable to noncontrolling interests	(66)	(43)	(184)	(110)

Net income attributable to News Corporation stockholders	$937	$639	$2,732	$2,056

Weighted average shares:	2,475	2,631	2,534	2,628

Net income attributable to News Corporation stockholders per share:	$0.38	$0.24	$1.08	$0.78

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2012

CONSOLIDATED BALANCE SHEETS

	March 31, 2012	June 30, 2011
	US $ Millions
Assets:
Current assets:
Cash and cash equivalents	$10,686	$12,680
Receivables, net	6,616	6,330
Inventories, net	2,864	2,332
Other	689	442

Total current assets	20,855	21,784

Non-current assets:
Receivables	398	350
Investments	4,718	4,867
Inventories, net	4,539	4,198
Property, plant and equipment, net	5,959	6,542
Intangible assets, net	8,341	8,587
Goodwill	14,953	14,697
Other non-current assets	1,134	955

Total assets	$60,897	$61,980

Liabilities and Equity:
Current liabilities:
Borrowings	$273	$32
Accounts payable, accrued expenses and other current liabilities	5,668	5,773
Participations, residuals and royalties payable	1,754	1,511
Program rights payable	1,373	1,298
Deferred revenue	976	957

Total current liabilities	10,044	9,571

Non-current liabilities:
Borrowings	15,187	15,463
Other liabilities	2,927	2,908
Deferred income taxes	3,692	3,712
Redeemable noncontrolling interests	602	242
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	16	18
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	16,546	17,435
Retained earnings and accumulated other comprehensive income	11,337	12,045

Total News Corporation stockholders’ equity	27,907	29,506
Noncontrolling interests	538	578

Total equity	28,445	30,084

Total liabilities and equity	$60,897	$61,980

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2012

CONSOLIDATED STATEMENTS OF CASH FLOWS

	9 Months Ended March 31,
	2012	2011
	US $ Millions
Operating activities:
Net income	$2,916	$2,166
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	869	837
Amortization of cable distribution investments	69	69
Equity earnings of affiliates	(467)	(272)
Cash distributions received from affiliates	313	178
Impairment charges	10	168
Other, net	(22)	41
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(551)	(130)
Inventories, net	(577)	(747)
Accounts payable and other liabilities	161	168

Net cash provided by operating activities	2,721	2,478

Investing activities:
Property, plant and equipment, net of acquisitions	(651)	(817)
Acquisitions, net of cash acquired	(532)	(408)
Investments in equity affiliates	(14)	(273)
Other investments	(198)	(265)
Proceeds from dispositions	408	363

Net cash used in investing activities	(987)	(1,400)

Financing activities:
Borrowings	—	2,471
Repayment of borrowings	(32)	(417)
Issuance of shares	87	12
Repurchase of shares	(3,294)	—
Dividends paid	(323)	(257)
Purchase of subsidiary shares from noncontrolling interests	—	(116)
Sale of subsidiary shares to noncontrolling interests	—	50

Net cash (used in) provided by financing activities	(3,562)	1,743

Net (decrease) increase in cash and cash equivalents	(1,828)	2,821
Cash and cash equivalents, beginning of period	12,680	8,709
Exchange movement on opening cash balance	(166)	254

Cash and cash equivalents, end of period	$10,686	$11,784

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2012

SEGMENT INFORMATION

	3 Months Ended March 31,		9 Months Ended March 31,
	2012	2011	2012	2011
	US $ Millions
Revenues

Cable Network Programming	$2,375	$2,040	$6,656	$5,886
Filmed Entertainment	1,722	1,554	5,563	4,866
Television	1,208	1,438	3,651	3,658
Direct Broadcast Satellite Television	923	923	2,792	2,723
Publishing	2,025	2,084	6,224	6,476
Other	149	217	450	834

Total Revenues	$8,402	$8,256	$25,336	$24,443

Segment Operating Income (Loss)

Cable Network Programming	$846	$735	$2,503	$2,129
Filmed Entertainment	272	248	1,012	717
Television	171	192	493	448
Direct Broadcast Satellite Television	40	17	165	87
Publishing	130	36	458	594
Other	(147)	(165)	(437)	(477)

Total Segment Operating Income*	$1,312	$1,063	$4,194	$3,498

*	The three and nine months ended March 31, 2012 include $63 million and $167 million of charges, respectively, related to the ongoing investigations initiated upon the closure of The News of the World. Excluding these charges, total segment operating income is $1,375 million and $4,361 million in the three and nine months ended March 31, 2012, respectively.

The three and nine months ended March 31, 2011 include a litigation settlement charge of $125 million. Excluding this charge, total segment operating income is $1,188 million and $3,623 million in the three and nine months ended March 31, 2011, respectively.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2012

NOTE 1 – TOTAL SEGMENT OPERATING INCOME AND SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. Total segment operating income and segment operating income before depreciation and amortization are non-GAAP measures and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, these measures do not reflect cash available to fund requirements. These measures exclude items, such as impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. Segment operating income before depreciation and amortization also excludes depreciation and amortization which are also significant components in assessing the Company’s financial performance.

Management believes that total segment operating income and segment operating income before depreciation and amortization are appropriate measures for evaluating the operating performance of the Company’s business and provide investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Total segment operating income and segment operating income before depreciation and amortization is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Total segment operating income does not include: Impairment and restructuring charges, Equity earnings of affiliates, Interest expense, net, Interest income, Other, net, Income tax expense and Net income attributable to noncontrolling interests.

Segment operating income before depreciation and amortization is defined as segment operating income plus depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income before depreciation and amortization.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2012

The following table reconciles segment operating income before depreciation and amortization to income before income tax expense.

	3 Months Ended March 31,		9 Months Ended March 31,
	2012	2011	2012	2011
	US $ Millions
Segment Operating income before depreciation and amortization	$1,628	$1,367	$5,132	$4,404
Depreciation and amortization	(294)	(283)	(869)	(837)
Amortization of cable distribution investments	(22)	(21)	(69)	(69)

Total Segment Operating income	1,312	1,063	4,194	3,498
Impairment and restructuring charges	(27)	(3)	(154)	(285)
Equity earnings of affiliates	204	111	467	272
Interest expense, net	(258)	(244)	(773)	(706)
Interest income	26	31	91	85
Other, net	27	(19)	22	(41)

Income before income tax expense	$1,284	$939	$3,847	$2,823

	For the Three Months Ended March 31, 2012 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$910	$(42)	$(22)	$846
Filmed Entertainment	305	(33)	—	272
Television	192	(21)	—	171
Direct Broadcast Satellite Television	116	(76)	—	40
Publishing	236	(106)	—	130
Other	(131)	(16)	—	(147)

Consolidated Total	$1,628	$(294)	$(22)	$1,312

	For the Three Months Ended March 31, 2011 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$792	$(36)	$(21)	$735
Filmed Entertainment	271	(23)	—	248
Television	214	(22)	—	192
Direct Broadcast Satellite Television	92	(75)	—	17
Publishing	132	(96)	—	36
Other	(134)	(31)	—	(165)

Consolidated Total	$1,367	$(283)	$(21)	$1,063

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2012

	For the Nine Months Ended March 31, 2012 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$2,689	$(117)	$(69)	$2,503
Filmed Entertainment	1,107	(95)	—	1,012
Television	556	(63)	—	493
Direct Broadcast Satellite Television	393	(228)	—	165
Publishing	777	(319)	—	458
Other	(390)	(47)	—	(437)

Consolidated Total	$5,132	$(869)	$(69)	$4,194

	For the Nine Months Ended March 31, 2011 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$2,309	$(111)	$(69)	$2,129
Filmed Entertainment	785	(68)	—	717
Television	512	(64)	—	448
Direct Broadcast Satellite Television	294	(207)	—	87
Publishing	879	(285)	—	594
Other	(375)	(102)	—	(477)

Consolidated Total	$4,404	$(837)	$(69)	$3,498

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2012

NOTE 2 – ADJUSTED NET INCOME AND ADJUSTED EPS

The calculation of net income and earnings per share excluding Equity affiliate adjustments, “Other, net”, Impairment and restructuring charges and Segment operating profit adjustments (“adjusted net income and adjusted diluted earnings per share”) may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income and adjusted diluted earnings per share are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and earnings per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The Company uses adjusted net income and adjusted diluted earnings per share to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

The following table reconciles reported net income and reported diluted earnings per share (“EPS”) to adjusted net income and adjusted diluted earnings per share.

	3 Months Ended March 31, 2012		3 Months Ended March 31, 2011
	Net (loss) income	EPS	Net (loss) income	EPS
	(in US$ millions, except per share data)

As reported	$937	$0.38	$639	$0.24

Equity affiliate adjustments (net of provision for income taxes of $45 and $29 for the three months ended March 31, 2012 and 2011, respectively)(a)	(66)	(0.03)	(56)	(0.02)

Other, net (net of provision for income taxes of $10 and $8 for the three months ended March 31, 2012 and 2011, respectively)	(17)	(0.01)	11	—

Impairment and restructuring charges (net of provision for income taxes of $4 and $1 for the three months ended March 31, 2012 and 2011, respectively)	23	0.01	2	—

Segment operating profit adjustments (net of provision for income taxes of $19 and $45 for the three months ended March 31, 2012 and 2011, respectively)(b)	44	0.02	80	0.03

Rounding	—	—	—	0.01

As adjusted	$921	$0.37	$676	$0.26

(a)

Equity earnings of affiliates for the three months ended March 31, 2012 was adjusted to exclude from BSkyB results News Corporation’s gain on the BSkyB repurchase program. Equity earnings of affiliates for the three months ended March 31, 2011 was adjusted to exclude from NDS’ results its gain on the sale of its Open Bet business and the write-off of deferred financing costs from its debt restructuring.

(b)

Segment operating profit for the three months ended March 31, 2012 was adjusted to exclude from the Other segment the expenses related to the ongoing investigations initiated upon the closure of The News of the World. Segment operating profit for the three months ended March 31, 2011 was adjusted to exclude from the Publishing segment the expenses related to the litigation settlement at the integrated marketing services business.